Exhibit 99

Maytag Corporation Reports Fourth Quarter

and Full Year 2003 Results

•	Fourth quarter reported earnings were 30 cents a share versus 4 cents a share in the prior year.

•	Fourth quarter earnings, excluding items affecting comparability, were 55 cents – at the high end of the company’s range of expectations.

•	Cash flow was very strong; debt reduction and pension contributions exceeded targets.

•	Fourth quarter revenues were up 12.8 percent over the same period in 2002; up 2.7 percent for the full year.

•	Maytag Appliances gained market share in the fourth quarter over last year.

•	Floor Care improved sequentially from the third quarter.

NEWTON, IOWA – Jan. 29, 2004 – Maytag Corporation (NYSE: MYG) today reported fourth quarter consolidated sales of $1.272 billion, up 12.8 percent from $1.127 billion in the same period of 2002. Fourth quarter 2003 reported operating income was $47.3 million and reported net income was $23.9 million, or 30 cents per share. In the fourth quarter 2002, Maytag reported $21.7 million in operating income and $3.3 million in net income, or 4 cents per share.

Items that affected comparability of the 30 cents and 4 cents reported earnings per share in 2003 and 2002, include the following per share amounts:

	Q4 2003	Q4 2002
Reported earnings per share	$0.30	$0.04
Restructuring charges related to closing Galesburg	0.13	0.57
Asset impairment Floor Care motor line	0.10	—
Loss on investments	0.09	—
Discontinued operations (gain) loss	(0.06)	0.01
Earnings excluding items affecting comparability	$0.55	$0.62

For the full year 2003, Maytag’s sales were $4.792 billion, up 2.7 percent from $4.666 billion in 2002. Reported operating income was $228.3 million for 2003 versus $359.5 million for the prior year. Reported net income was $120.1 million, or $1.53 per share, versus $188.8 million, or $2.40 per share in 2002.

Items that affected comparability of the $1.53 and $2.40 reported earnings per share for 2003 and 2002, include the following per share amounts:

	2003	2004
Reported earnings per share	$1.53	$2.40
Restructuring charges related to closing Galesburg and salaried workforce reduction	0.56	0.56
Asset impairment Floor Care motor line	0.10	—
Loss on investments	0.09	—
Discontinued operations (gain) loss	(0.07)	0.03
Gain on sale of distribution center	—	(0.07)
Earnings excluding items affecting comparability	$2.20	$2.93

Commenting on the company’s performance in 2003, Maytag Chairman and CEO Ralph F. Hake said, “We achieved strong revenue growth in the fourth quarter, and earnings were consistent with our expectations. Cash flow performance was very strong, which enabled us to substantially exceed our targets for pension funding and debt reduction. Maytag Appliances continued its marketplace momentum with additional share gains in the fourth quarter during another quarter of strong industry growth. We experienced especially strong results from Maytag International, Maytag Appliances and Dixie-Narco vending. Floor Care performance improved sequentially from the third quarter.”

Maytag’s strong cash flow enabled the corporation to reduce debt by $140 million, exceeding its goal of $100 million, and to contribute $265 million to the pension fund, exceeding the 2003 target of $135 million.

“Our operating income, excluding the items affecting comparability, was down for the quarter and for the year, primarily as the result of the decline in profitability in the

Floor Care business. Throughout 2003, the product mix shift in the floor care industry toward products in lower price categories led to lower volume, margins and pricing within our Floor Care business at Hoover. We continue to introduce new products and lower our cost structure in Floor Care. I believe that this business has been stabilized by these actions and that it is positioned for recovery,” Hake said.

Hake added that the stream of new, innovative product introductions across the company is progressing well. Contributing to increased performance in the fourth quarter was an array of new products including the revitalized tall-tub dishwasher product line, French door bottom freezer refrigerators, and recently redesigned cooking products. During the fourth quarter, Maytag successfully launched the Neptune® Drying Center™, Neptune TL top-loading washer, two value-priced Hoover upright vacuum cleaners and the Hoover SpinSweep™ outdoor sweeper.

Product momentum is expected to continue through 2004. Maytag Appliances plans to introduce new products in laundry, cooking and refrigeration. In Floor Care, a series of new vacuum cleaners and extractors is scheduled for launch starting in the second quarter.

Additionally, Maytag Services expects to grow its all-brand service program; Dixie-Narco plans to extend into new product categories; and the number of Maytag Stores is expected to grow significantly in 2004.

Maytag home water filtration system, the SkyBox™ by Maytag personal beverage vender, and Jenn-Air Attrezzi™ small appliances are other new offerings that are expected to provide growth in 2004.

“We anticipate low single digit growth in unit sales in the major appliances and floor care industries in 2004, with continuing declines in pricing. We expect to outgrow the industry in both categories and expect to improve profitability through our product launches, sourcing agreements and efficiencies gained through LeanSigma® implementation,” Hake said.

“The breakthrough contract Hoover signed with its I.B.E.W. union employees in North Canton, Ohio, gives the company the flexibility to compete while providing job guarantees for a number of employees at that location. The contract, which was signed well ahead of its 2005 expiration, provides for continuous production as we restructure the Floor Care business,” he added. The contract is expected to result in a substantial reduction of annual benefit costs starting in 2004.

One recent development of concern is the imposition of surcharges and proposed price increases for steel. “We will work to overcome the impact. Our expectation is that the anticipated benefit of the Hoover contract savings and the fourth quarter additional pension contributions will likely offset the risk of increases in steel costs in 2004,” Hake said.

“With the steady flow of new products, we expect to generate revenue and earnings growth in 2004. As previously announced, earnings per share in the first quarter are expected to be in the range of 42 to 47 cents including a restructuring charge of 8 cents related to the closing of the company’s Galesburg plant. For the full year, we are expecting reported earnings of $1.90 to $2.00 per share including Galesburg-related restructuring charges of approximately 40 cents,” Hake said.

Fourth Quarter Segment Results

•	Maytag’s home appliances segment, which includes Maytag Appliances, Floor Care, Maytag International and Maytag Services, had fourth quarter 2003 sales of $1.223 billion, up 12.8 percent from $1.085 billion in the fourth quarter of 2002.

•	Operating income for the home appliances segment was $65.6 million, compared with $36.1 million a year earlier. Both periods included restructuring charges.

•	Maytag’s commercial appliances segment, composed of Dixie-Narco vending equipment and Jade Products, had fourth quarter sales of $48.3 million, up 13.1 percent from $42.7 million a year earlier.

•	The commercial segment reported an operating loss of $2.7 million, compared with a loss of $1.9 million in the fourth quarter of 2002. The loss in profitability for the quarter and year in the commercial segment was caused by inefficiencies at Jade as a result of a factory move and systems installations.

Full Year 2003 Segment Results

•	Maytag’s home appliances segment had sales of $4.538 billion in 2003, up 2.6 percent from $4.421 billion in 2002.

•	Operating income for the segment for the full year was $269.1 million, versus $395.7 million in the prior year. The major factor in the decline was Floor Care’s decreased volume and profitability year over year. Both periods included restructuring charges.

•	Maytag’s commercial appliances segment reported 2003 sales of $253.9 million, up 3.8 percent over $244.7 million in 2002.

•	Operating income for the commercial appliances segment was $11.7 million, down from $13 million reported in 2002. Dixie-Narco’s solid gains in revenue and profitability, as a result of its diversification efforts, were offset by Jade’s decline in profitability.

Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation’s principal brands include Maytag®, Amana®, Jenn-Air®, Jade®, Hoover® and Dixie-Narco®.

Quarterly Conference Call

Maytag will host a conference call today, Thursday, Jan. 29, at 8:30 a.m. Central (9:30 a.m. Eastern) to discuss its business performance with members of the financial community. During the call, Hake and Maytag CFO George Moore will comment on various aspects of the results and answer questions.

Persons wishing to participate in the call should telephone 888-568-1403 at 8:20 a.m. CT (international participants should dial 415-247-8503.) Connections will be made as quickly as possible, but a wait of 10 minutes is not uncommon. For those who are unable to participate in the 8:30 a.m. call, the conference call will be recorded and available by telephone from 10:30 a.m. CT Jan. 29 until 10:30 a.m. CT Jan. 31. Persons interested in listening to the conference call tape should call 800-633-8284 (or internationally 402-977-9140) and use access code number 21182305.

Additionally, Maytag’s conference call will be distributed live over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). It can also be accessed through the News Center on Maytag’s Web site, www.maytagcorp.com. To listen to the live call, persons should go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary computer audio software. For persons unable to listen to the live Internet broadcast, replays will be available on both the Maytag and CCBN Web sites.

###

Non-GAAP Measurements

In addition to the reported GAAP results provided throughout this document, the company has provided non-GAAP measurements, which present earnings on a basis excluding specified items affecting comparability. Details of the items are presented in the tables within this document. Reconciliations from GAAP reported results to non-GAAP reported measurements described in this press release are provided in the financial tables attached to this document. Also, reconciliations from GAAP reported results to non-GAAP measurements that may be discussed on this morning’s earnings conference call can be found on the company’s Web site at www.maytagcorp.com.

The company has provided these non-GAAP measurements as a way to help investors better understand its earnings and enhance comparisons of the company’s earnings from period to period. Among other things, the company’s management uses the earnings results, excluding items affecting comparability, to evaluate the performance of its businesses. There are inherent limitations in the use of earnings, excluding items affecting comparability, because the company’s actual results do include the impact of these items. The non-GAAP measures are intended only as a supplement to the comparable GAAP measures and the company compensates for the limitations inherent in the use of non-GAAP measures by using GAAP measures in conjunction with the non-GAAP measures. As a result, investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to “Forward Looking Statements” in the Management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended December 31, 2002, and each quarter’s 10-Q.

Media contact:

Lynne Dragomier, Maytag Corporate Communications, 641/787-7711

ldragomier@maytag.com

FOURTH QUARTER SALES AND EARNINGS COMPARISON

NET SALES (in thousands)

	2003	2002	% Change
Home appliances	$1,223,360	$1,084,654	12.8
Commercial appliances	48,340	42,747	13.1

Consolidated	$1,271,700	$1,127,401	12.8

OPERATING INCOME (LOSS) (in thousands)
	2003	2002	% Change
Home appliances	$65,572	$36,132	81.5
Commercial appliances	(2,731)	(1,860)	46.8
General corporate	(15,509)	(12,523)	23.8

Reported	$47,332	$21,749	117.6

Included in operating income
Restructuring charges-Home appliances	$14,471	$67,112
Asset impairment-Home appliances	11,217	—

	$25,688	$67,112

NET INCOME (in thousands)
	2003	2002	% Change
Reported	$23,853	$3,253	633.3

Included in net income (net of tax)
Restructuring charges	$10,091	$44,294
Asset impairment	7,578	—
Loss on investments	7,185	—
(Gain) loss from discontinued operations	(4,910)	718

Total	$19,944	$45,012

BASIC EARNINGS PER SHARE
	2003	2002	% Change
Reported	$0.30	$0.04	650.0

Included in basic earnings per share (net of tax)
Restructuring charges	$0.13	$0.57
Asset impairment	0.10	—
Loss on investments	0.09	—
(Gain) loss from discontinued operations	(0.06)	0.01
Comparable*	$0.56	$0.62

Basic weighted-average shares outstanding (thousands)	78,714	78,141
DILUTED EARNINGS PER SHARE
	2003	2002	% Change
Reported	$0.30	$0.04	650.0

Included in diluted earnings per share (net of tax)
Restructuring charges	$0.13	$0.57
Asset impairment	0.10	—
Loss on investments	0.09	—
(Gain) loss from discontinued operations	(0.06)	0.01
Comparable*	$0.55	$0.62

Diluted weighted-average shares outstanding (thousands)	78,964	78,388

*Comparable earnings per share may not be additive due to rounding

The fourth quarter ended January 3, 2004 consisted of 14 weeks;

The fourth quarter ended December 28, 2002 consisted of 13 weeks.

TWELVE MONTHS SALES AND EARNINGS COMPARISON

NET SALES (in thousands)

	2003	2002	% Change
Home appliances	$4,537,970	$4,421,328	2.6
Commercial appliances	253,896	244,703	3.8

Consolidated	$4,791,866	$4,666,031	2.7

OPERATING INCOME (LOSS) (in thousands)
	2003	2002	% Change
Home appliances	$269,135	$395,712	(32.0)
Commercial appliances	11,743	13,041	(10.0)
General corporate	(52,585)	(49,258)	6.8

Reported	$228,293	$359,495	(36.5)

Included in operating income
Restructuring charges-Home appliances	$63,575	$67,112
Asset impairment-Home appliances	11,217	—
Restructuring charges-Commercial appliances	215	—
Restructuring charges-General corporate	1,139	—
Gain on sale of distribution center	—	(8,276)

	$76,146	$58,836

NET INCOME (in thousands)
	2003	2002	% Change
Reported	$120,133	$188,794	(36.4)

Included in net income (net of tax)
Restructuring charges	$43,866	$44,294
Asset impairment	7,578	—
Loss on investments	7,185	—
Gain on sale of distribution center	—	(5,462)
(Gain) loss from discontinued operations	(5,755)	2,607

Total	$52,874	$41,439

BASIC EARNINGS PER SHARE
	2003	2002	% Change
Reported	$1.53	$2.43	(37.0)

Included in basic earnings per share (net of tax)
Restructuring charges	$0.56	$0.57
Asset impairment	0.10	—
Loss on investments	0.09	—
Gain on sale of distribution center	—	(0.07)
(Gain) loss from discontinued operations	(0.07)	0.03
Comparable*	$2.20	$2.96

Basic weighted-average shares outstanding (thousands)	78,537	77,735
DILUTED EARNINGS PER SHARE
	2003	2002	% Change
Reported	$1.53	$2.40	(36.3)

Included in diluted earnings per share (net of tax)
Restructuring charges	$0.56	$0.56
Asset impairment	0.10	—
Loss on investments	0.09	—
Gain on sale of distribution center	—	(0.07)
(Gain) loss from discontinued operations	(0.07)	0.03
Comparable*	$2.20	$2.93

Diluted weighted-average shares outstanding (thousands)	78,746	78,504

*Comparable earnings per share may not be additive due to rounding

The twelve months ended January 3, 2004 consisted of 53 weeks;

The twelve months ended December 28, 2002 consisted of 52 weeks.

MAYTAG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Fourth Quarter Ended		Twelve Months Ended
	January 3 2004	December 28 2002	January 3 2004	December 28 2002
Net sales	$1,271,700	$1,127,401	$4,791,866	$4,666,031
Cost of sales	1,047,300	894,458	3,932,335	3,661,429

Gross profit	224,400	232,943	859,531	1,004,602
Selling, general and administrative expenses	151,380	144,082	555,092	577,995
Restructuring charges	14,471	67,112	64,929	67,112
Asset impairment	11,217	—	11,217	—

Operating income	47,332	21,749	228,293	359,495
Interest expense	(11,977)	(14,746)	(52,763)	(62,390)
Loss on investments	(7,185)	—	(7,185)	—
Other income (loss)	2,150	(987)	4,415	(1,449)

Income from continuing operations before income taxes and minority interest	30,320	6,016	172,760	295,656
Income taxes	11,377	2,045	58,382	100,523

Income from continuing operations before minority interest	18,943	3,971	114,378	195,133
Minority interest	—	—	—	(3,732)

Income from continuing operations	18,943	3,971	114,378	191,401
Gain (loss) from discontinued operations, net of tax	4,910	(718)	5,755	(2,607)

Net income	$23,853	$3,253	$120,133	$188,794

Basic earnings (loss) per common share:
Income from continuing operations	$0.24	$0.05	$1.46	$2.46
Discontinued operations	0.06	(0.01)	0.07	(0.03)
Net income	$0.30	$0.04	$1.53	$2.43

Basic weighted-average shares outstanding	78,714	78,141	78,537	77,735

Diluted earnings (loss) per common share:
Income from continuing operations	$0.24	$0.05	$1.45	$2.44
Discontinued operations	0.06	(0.01)	0.07	(0.03)
Net income	$0.30	$0.04	$1.53	$2.40

Diluted weighted-average shares outstanding	78,964	78,388	78,746	78,504

Earnings per share totals may not be additive due to rounding

MAYTAG CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 3 2004	December 28 2002
ASSETS
Current assets
Cash and cash equivalents	$6,756	$8,106
Accounts receivable - net	596,832	586,447
Inventories	468,345	468,433
Deferred income taxes	63,185	66,911
Other current assets	94,030	116,803
Discontinued current assets	75,175	76,899

Total current assets	1,304,323	1,323,599
Noncurrent assets	612,546	653,337
Discontinued noncurrent assets	60,336	61,205

Total noncurrent assets	672,882	714,542
Property, plant and equipment	1,046,935	1,066,108
Total assets	$3,024,140	$3,104,249

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Accounts payable	$466,734	$363,639
Accrued liabilities	315,323	323,800
Notes payable and current portion of long-term debt	95,994	373,871
Discontinued current liabilities	105,739	102,430

Total current liabilities	983,790	1,163,740
Long-term debt, less current portion	874,832	738,767
Postretirement benefit liability	538,105	517,510
Accrued pension cost	398,495	488,751
Other noncurrent liabilities	144,341	131,525
Total discontinued noncurrent liabilities and minority interest	18,766	21,817
Shareowners’ equity	65,811	42,139

Total liabilities and shareowners’ equity	$3,024,140	$3,104,249

MAYTAG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Twelve Months Ended
	January 3 2004	December 28 2002
Operating activities
Net income	$120,133	$188,794
Net (Income) Loss from discontinued operations	(5,755)	2,607
Loss on investments	7,185	—
Asset impairment	11,217	—
Depreciation and amortization	165,785	163,708
Deferred income taxes	56,660	88,643
Special charges, net of cash paid	45,939	62,483
Change in working capital	110,299	60,815
Pension expense	65,044	52,561
Pension contributions	(268,119)	(193,108)
Postretirement benefit liability	20,594	12,255
Other	25,400	(74,041)

Net cash provided by continuing operating activities	354,382	364,717

Investing activities
Proceeds from business disposition	16,168	—
Settlement of Amana purchase contract	11,939	—
Capital expenditures	(199,300)	(229,764)

Investing activities-continuing operations	(171,193)	(229,764)

Financing activities
Reduction in financing obligations	(127,592)	(199,453)
Dividends (including minority interest)	(56,524)	(61,587)
Other	(543)	24,097

Financing activities-continuing operations	(184,659)	(236,943)
Effect of exchange rates	120	726

Decrease in cash and cash equivalents	(1,350)	(101,264)
Cash and cash equivalents at beginning of period	8,106	109,370

Cash and cash equivalents at end of period	$6,756	$8,106